Exhibit 99.2

FOR: ENCORE MEDICAL CORPORATION	FOR IMMEDIATE RELEASE

CONTACT:	Harry L. Zimmerman
Executive Vice President — General Counsel
(512) 832-9500
harry_zimmerman@encoremed.com

Media:	Davis Henley
Vice President — Business Development
(512) 832-9500
davis_henley@encoremed.com

Encore Medical Announces Stock Option Grants to Empi, Inc. Employees

AUSTIN, Texas, October 8, 2004 — Encore Medical Corporation (Nasdaq: ENMC) today announced that as part of its acquisition of Empi, Inc., a Minnesota corporation (“Empi”), which was complete on October 4, 2004, it issued stock option grants to certain employees of Empi. The date of grant was October 4, 2004, which was the day Encore completed its acquisition of Empi.

The aggregate number of shares included in the stock option grant to Empi employees is 900,000 shares of common stock at an exercise price of $5.19 per share, which was the closing price on October 4, 2004. Approximately 70 Empi employees make up the list of recipients. The options will vest in three years annually and ratably commencing on the first annual anniversary of the date of grant. The incentive options to purchase shares of the common stock are outside the scope of any of Encore’s existing stock option plans but will be subject to the terms and conditions of the stock option agreements with each grantee.

Included in this grant of options to Empi employees is an incentive option for Mr. H. Philip Vierling, Executive Vice President — President, Empi, Inc., to purchase 150,000 shares of common stock of Encore at an exercise price of $5.19 per share. All of the options vest in three equal annual installments commencing on the first annual anniversary of the date of grant. Any unexercised options expire ten years from the date of the grant. Encore and Mr. Vierling will enter into an Option Agreement at a later date.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries, and our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit http://www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to locate and integrate future acquisitions, the effect on other potential acquisitions and financings, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.